Exhibit 99:
Press Release dated November 5, 2003:
Results for the quarter and fiscal year ended September 30, 2003.


                        HEADWATERS INCORPORATED ANNOUNCES
                         RECORD RESULTS FOR FISCAL 2003

                      o Annual Earnings Per Share of $1.30
                           o Net Income Increased 37%
                   o Cash Flow from Operations of $56 Million
                     o $40 Million of Long-term Debt Repaid

SOUTH JORDAN, UTAH, November 5, 2003 - HEADWATERS INCORPORATED (NASDAQ: HDWR), today announced record results for the fourth quarter and fiscal year ended September 30, 2003. Highlights for the fourth quarter of fiscal 2003 included:

o        Record quarterly net income of $0.40 per share.
o        Long term debt reduced by $9.9 million.
o Internal Revenue Service Announcement 2003-70, issued October 29, 2003, confirms the IRS will issue rulings on significant chemical change.

         On October 29, 2003, the Internal Revenue Service issued Announcement 2003-70, stating that it will continue to issue rulings on significant chemical change. The Service found that the industry's chemical change test procedures and results are scientifically valid if appropriately applied. Headwaters has strongly believed that coal treated with its reagents converts the coal into a synthetic fuel in compliance with applicable Section 29 standards. Recently, the IRS resumed issuing Private Letter Rulings ("PLRs") and issued a PLR to one of Headwaters' licensees confirming the appropriateness of the policies previously established by the IRS and upon which the industry has relied.

         Total revenue for the September 2003 quarter was $106.5 million with $11.2 million of net income, or $0.40 per diluted share. Total revenue for the year ended September 30, 2003 was $387.6 million with $36.6 million of net income, or $1.30 per diluted share, in line with the Company's forecast of diluted earnings per share of $1.28 to $1.32. Chemical reagent sales increased 22% to $30.3 million in the fourth quarter of fiscal 2003, compared to $24.9 million for the same period in 2002. License fees for the quarter decreased 14% to $7.9 million, down from $9.2 million in 2002. For the respective annual periods, chemical reagent sales increased 73% to $128.4 million, compared to $74.4 million in 2002. License fees for the year increased 17% to $35.7 million in 2003, up from $30.5 million.

         Coal combustion products ("CCP") revenues increased 2% to $54.5 million for the September 2003 quarter compared to $53.6 million for 2002. Sales of construction materials of $13.3 million for the September 2003 quarter were comparable to the September 2002 quarter. CCP revenues decreased 3% to $169.9 million for fiscal 2003 compared to $175.6 million for 2002. Sales of construction materials of $49.4 million for the year were comparable to the 2002 sales of $49.2 million.

         Effective September 19, 2002, Headwaters acquired Industrial Services Group, Inc. ("ISG"), the nation's largest marketer and manager of coal combustion products. Summary income statement data for the quarters and years ended September 30, 2003 and 2002, and pro forma data that combines Headwaters with ISG for the quarter and year ended September 30, 2002 are shown below:

    (in 000's of dollars,
    except per-share data)           Quarter Ended September 30                  Year Ended September 30
------------------------------ ---------------------------------------- ------------------------------------------
                                  2002          2002          2003          2002          2002           2003
                                (actual)    (pro forma)                   (actual)     (pro forma)
                               ----------- --------------- ------------ ------------- -------------- -------------
Total revenue                   $  43,699      $  101,945    $ 106,471    $  119,345     $  335,515    $  387,630
------------------------------ ----------- --------------- ------------ ------------- -------------- -------------
Operating income                $  15,503      $   21,177    $  20,604    $   41,034     $   58,621    $   77,119
------------------------------ ----------- --------------- ------------ ------------- -------------- -------------
Net income                      $   7,364      $    9,701    $  11,245    $   24,286     $   26,784    $   36,631
------------------------------ ----------- --------------- ------------ ------------- -------------- -------------
Diluted income per share        $    0.28      $     0.34    $    0.40    $     0.94     $     0.96    $     1.30
------------------------------ ----------- --------------- ------------ ------------- -------------- -------------

         Pro forma quarterly combined revenues grew 5% from $101.9 million to $106.5 million, pro forma operating income decreased 3% from $21.2 million to $20.6 million, and pro forma net income increased by 15% from $9.7 million to $11.2 million or $0.40 per diluted share. For the year ended September 30, 2003, pro forma combined revenues grew 16% from $335.5 million to $387.6 million, pro forma operating income grew 32% from $58.6 million to $77.1 million, and pro forma net income increased by 37% from $26.8 million to $36.6 million, or $1.30 per diluted share, when compared to 2002.

Covol Fuels' Performance

         During the September 2003 quarter, Covol Fuels' licensees sold 9.4 million tons of solid alternative fuel. This compares to 8.2 million tons sold in the September 2002 quarter and 10.4 million tons in the June 2003 quarter, a 15% increase and a 10% decrease, respectively. Covol Fuels sold 22.5 million pounds of chemical reagent in the September 2003 quarter, compared to 19.3 million pounds in the September 2002 quarter and 27.9 million pounds in the June 2003 quarter, a 17% increase and a 19% decrease, respectively. The 9.4 million tons of fuel sold was produced at 22 of 28 licensed facilities, resulting in average quarterly production of 427,000 tons per facility. The highest number of tons produced from any one facility in the quarter was 640,000, and the lowest was 63,000. Covol Fuels sold chemical reagent to a total of 31 facilities. Of the 31 facilities, 17 were licensee facilities and 14 were solely chemical reagent sale facilities.

         As a result of the IRS Announcement 2003-46, which questioned chemical change and caused the IRS to pause in the issuance of PLRs, certain licensees of Headwaters' technology reduced production of synthetic fuel. The reduced production caused a decline in reagent sold and license fees, resulting in a material negative impact on revenue and net income for the September 2003 quarter. Based upon the October IRS Announcement 2003-70, Headwaters believes that production of synthetic fuel and sales of chemical reagents should recover to levels consistent with the June 2003 quarter over the next six months.

ISG's Performance

         During the September 2003 quarter, revenues from ISG's CCP segment were $54.5 million with a gross margin of 29.3% compared to $53.6 million with a gross margin of 30.7% for the September 2002 quarter. In addition to normal recurring operational changes, the September 2002 quarter included $2.5 million of revenue from a non-recurring project, the Olivenhain dam in Southern California, which was completed in 2002. The total tons of high quality CCPs sold in the September 2003 quarter were approximately 1.7 million, compared to approximately 1.6 million for the September 2002 quarter, which includes the tons sold to the Olivenhain project.

         Revenues from the construction materials segment were $13.3 million during the September 2003 quarter, with a gross margin of 23.7%, compared to revenue of $13.3 million and a gross margin of 21.6% for the September 2002 quarter. This represents a 10% improvement in the gross margin which resulted from cost saving measures at the manufacturing products facilities as well as expanded sales of ISG's "green" products, despite a poor economic climate.

Debt Reduction

         In connection with the September 2002 acquisition of ISG, Headwaters incurred $175 million of long-term debt, consisting of $155 million of senior debt and $20 million of subordinated debt. During the September 2003 quarter, Headwaters repaid a total of $9.9 million of senior debt, which, when combined with the repayments through June 30, 2003, represents a reduction of $40.1 million, or 23% in the long-term debt incurred to acquire ISG. Due to the early repayment of over $25 million in senior debt, Headwaters accelerated the amortization of debt discount and capitalized debt issuance costs totaling $349,000 during the September 2003 quarter and $1,458,000 for fiscal 2003. After the end of the September quarter, Headwaters repaid an additional $10 million of principal, reducing long-term debt to a total of approximately $125 million.

         The following table highlights certain debt coverage and balance sheet ratios using September 30, 2003 balances and the trailing twelve months ("TTM") earnings before interest expense, taxes, depreciation and amortization ("EBITDA"), results:

                                           September 2002        September 2003
                                        --------------------- ------------------
Total Indebtedness to EBITDA(a)                 2.48                  1.52
EBITDA to Required Interest Payments            5.31                  7.73
Current Ratioa                                  1.24                  1.19
Total Debt to Equity                            1.73                  0.96

(a)See "Reconciliation of Net Income to EBITDA, total indebtedness and Current Ratio calculation"

         Headwaters' goal in fiscal 2003 was to reduce the ratio of total indebtedness to TTM pro forma EBITDA to 1.8 or less. Because of the strong cash flow generated by Headwaters, and growth in EBITDA, this goal was achieved in the June 2003 quarter. Based on September 2003 (TTM) EBITDA and current total indebtedness of approximately $125 million, Headwaters' total indebtedness to EBITDA ratio is 1.41.

Commentary and Outlook

         Steven G. Stewart, Chief Financial Officer, stated, "The integration of ISG is now complete. ISG contributed to Headwaters' fiscal 2003 earnings and we anticipate an increase in this contribution during fiscal 2004. We expect a healthy growth in earnings for 2004, resulting in diluted earnings per share of $1.50 to $1.60. This reflects a growth rate of between 15% and 23%. Our expectation of the fiscal 2004 earnings growth rate will be directly impacted by how quickly our synthetic fuels business recovers from the recent IRS challenge."

         "By all financial measures, Headwaters had a very successful year. Revenue growth was strong, earnings met our goal of greater than 30% growth, and cash flow allowed us to accelerate debt reduction," said Kirk A. Benson, Chairman and Chief Executive Officer. "Despite the IRS setback due to questions regarding our synthetic fuel business, we were able to execute and deliver on our financial goals that were established at the beginning of the year. We enter into 2004 committed to creating additional value for our stakeholders."

         Management will host a conference call with a simultaneous webcast today at 11:00 a.m. Eastern/9:00 a.m. Mountain to discuss the Company's financial results and business outlook. The call will be available live via the Internet by accessing Headwaters' web site at www.hdwtrs.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.hdwtrs.com, or a phone replay will be available through November 12, 2003, by dialing 800-642-1687 or 706-645-9291 and entering the pass code 3703115.

About Headwaters Incorporated

         Headwaters Incorporated is a world leader in creating value through innovative advancements in the utilization of natural resources. The Company is focused on providing services to energy companies, conversion of fossil fuels into alternative energy products, and generally adding value to energy. Headwaters generates revenue from managing coal combustion products (CCPs) and from licensing its innovative chemical technology to produce an alternative fuel. Through its CCP business and its solid alternative fuels business, the Company earns a growing revenue stream that provides the capital needed to expand and acquire synergistic new business opportunities.

Forward Looking Statements

Certain statements contained in this document may be deemed to be forward-looking statements under federal securities laws, and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby.

Such forward-looking statements relate to: (i) the growth of Headwaters' revenues, earnings, or earnings per share; (ii) the expected fluctuation in quarterly earnings due to seasonality of operations; (iii) the ability of Headwaters to sustain the earnings stream from its alternative fuels, coal combustion products, and other businesses; (iv) the expectation that Headwaters' stock is undervalued or will increase in value in the future; (v) the identification and completion of any future acquisitions and the expectation that the value of such acquisitions will increase; and (vi) the commercialization of any technology acquired or developed.

Headwaters cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein.

Such factors include, but are not limited to: (a) the availability of tax credits to us and our licensees under the tax code; (b) our dependence on licensees to use our technology; (c) collection of payments outstanding; (d) the company's ability to repay its debt and comply with covenants in financing agreements; (e) limitations in the capital available to Headwaters to execute on its business plan, and the cost of that capital; (f) the ability of Headwaters to locate and close on attractive acquisition opportunities; (g) Headwaters' limited operating history with its new business strategy and its ability to sustain and manage its growth under that strategy; and (h) the success of Headwaters in replacing and growing its financial performance before its legacy alternative fuels business declines.

More information about potential factors which could affect the Company's business and financial results is included in Headwaters' Annual Report on Form 10-K for the fiscal year ended Sept. 30, 2002, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses. All forward-looking statements are based on information available to Headwaters on the date hereof, and Headwaters assumes no obligation to update such statements. Investors and security holders may obtain a free copy of the Annual and Quarterly Reports and other documents filed by Headwaters with the Securities and Exchange Commission at the Commission's Web site at http://www.sec.gov. Free copies of Headwaters' Annual Report and other filings with the Commission may also be obtained by directing a request to smadden@hdwtrs.com.

HEADWATERS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(thousands of dollars and shares, except per-share amounts)

                                                                                  Quarter Ended September 30,
                                                                         --------------------------------------------
                                                                             2002              2002            2003
                                                                         -----------      -----------     -----------
                                                                          (PRO FORMA)        (ACTUAL)         (ACTUAL)
Revenue:
     Sales of chemical reagents                                          $    24,898      $    24,898     $    30,276
     License fees                                                              9,193            9,193           7,880
     Coal combustion products revenues                                        53,583            6,818          54,478
     Sales of construction materials                                          13,255            1,774          13,308
     Other revenues                                                            1,016            1,016             529
                                                                         -----------      -----------     -----------
Total revenue                                                                101,945           43,699         106,471
                                                                         -----------      -----------     -----------

Operating costs and expenses:
     Cost of chemical reagents sold                                           16,385           16,385          21,321
     Cost of coal combustion products revenues                                37,144            3,764          38,511
     Cost of construction materials sold                                      10,392            1,388          10,154
     Cost of other revenues                                                      988              988             600
     Depreciation and amortization                                             3,481              760           3,323
     Research and development                                                  1,173              595           1,503
     Selling, general and administrative                                      11,205            4,316          10,455
                                                                         -----------      -----------     -----------
Total operating costs and expenses                                            80,768           28,196          85,867
                                                                         -----------      -----------     -----------
Operating income                                                              21,177           15,503          20,604

Interest income (expense), net                                                (3,232)              84          (3,465)
Other income (expense), net                                                   (3,518)          (3,293)            606
                                                                         -----------      -----------     -----------
Income before income taxes                                                    14,427           12,294          17,745

Income tax provision                                                          (4,726)          (4,930)         (6,500)
                                                                         -----------      -----------     -----------
Net income                                                               $     9,701      $     7,364     $    11,245
                                                                         ===========      ===========     ===========

Basic earnings per share                                                 $      0.36      $      0.30     $      0.41
                                                                         ===========      ===========     ===========

Diluted earnings per share                                               $      0.34      $      0.28     $      0.40
                                                                         ===========      ===========     ===========

Weighted average shares outstanding -- basic                                  27,015           24,915          27,321
                                                                         ===========      ===========     ===========

Weighted average shares outstanding -- diluted                                28,313           26,213          28,214
                                                                         ===========      ===========     ===========

Reconciliation of actual results to pro forma results for the quarter ended
September 30, 2002:
     Headwaters' historical net income as originally reported, including ISG
       net income subsequent to date of acquisition                                       $     7,364
     ISG's historical net income prior to date of acquisition, as originally reported           1,842
     Additional amortization expense on ISG's intangible assets                                   (58)A
     Elimination of ISG's originally reported interest expense                                  4,240 B
     Interest expense on new debt incurred by Headwaters                                       (3,357)C
     Income tax effect of above adjustments                                                      (330)D
                                                                                          -----------
     Pro forma net income shown above                                                     $     9,701
                                                                                          ===========

A Amortization of increase in recorded value of ISG's identifiable intangible assets.
B Elimination of ISG's interest on long-term debt retired by Headwaters at acquisition date.
C Adjustment to record interest on new long-term debt issuance by Headwaters. D Income tax effect, calculated using a combined effective federal and state income tax rate of approximately 40%.

HEADWATERS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(thousands of dollars and shares, except per-share amounts)

                                                                                   Year Ended September 30,
                                                                       -----------------------------------------------
                                                                            2002             2002            2003
                                                                         -----------      -----------     -----------
                                                                         (PRO FORMA)        (ACTUAL)        (ACTUAL)
Revenue:
     Sales of chemical reagents                                          $    74,419      $    74,419     $   128,375
     License fees                                                             30,456           30,456          35,726
     Coal combustion products revenues                                       175,594            6,818         169,938
     Sales of construction materials                                          49,168            1,774          49,350
     Other revenues                                                            5,878            5,878           4,241
                                                                         -----------      -----------     -----------
Total revenue                                                                335,515          119,345         387,630
                                                                         -----------      -----------     -----------

Operating costs and expenses:
     Cost of chemical reagents sold                                           50,134           50,134          87,386
     Cost of coal combustion products revenues                               124,546            3,764         123,146
     Cost of construction materials sold                                      38,759            1,388          37,689
     Cost of other revenues                                                    5,244            5,244           3,919
     Depreciation and amortization                                            13,503            1,760          12,982
     Research and development                                                  4,673            2,322           4,674
     Selling, general and administrative                                      40,035           13,699          40,715
                                                                         -----------      -----------     -----------
Total operating costs and expenses                                           276,894           78,311         310,511
                                                                         -----------      -----------     -----------
Operating income                                                              58,621           41,034          77,119

Interest income (expense), net                                               (14,454)             447         (15,377)
Other income (expense), net                                                   (1,116)          (1,245)         (1,661)
                                                                         -----------      -----------     -----------
Income before income taxes                                                    43,051           40,236          60,081

Income tax provision                                                         (16,267)         (15,950)        (23,450)
                                                                         -----------      -----------     -----------
Net income                                                               $    26,784      $    24,286     $    36,631
                                                                         ===========      ===========     ===========

Basic earnings per share                                                 $      1.02      $      1.00     $      1.35
                                                                         ===========      ===========     ===========

Diluted earnings per share                                               $      0.96      $      0.94     $      1.30
                                                                         ===========      ===========     ===========

Weighted average shares outstanding -- basic                                  26,334           24,234          27,083
                                                                         ===========      ===========     ===========

Weighted average shares outstanding -- diluted                                27,825           25,725          28,195
                                                                         ===========      ===========     ===========

Reconciliation of actual results to pro forma results for the year ended
September 30, 2002:
     Headwaters' historical net income as originally reported, including ISG
       net income subsequent to date of acquisition                                       $    24,286
     ISG's historical net income prior to date of acquisition, as originally
       reported                                                                                21,509
     Elimination of ISG extraordinary item                                                    (22,558)A
     Elimination of ISG's amortization of goodwill through December 31, 2001                    1,002 B
     Additional amortization expense on ISG's intangible assets                                  (261)C
     Elimination of ISG's originally reported interest expense                                 19,633 D
     Interest expense on new debt incurred by Headwaters                                      (15,127)E
     Income tax effect of above adjustments                                                    (1,700)F
                                                                                          -----------
     Pro forma net income shown above                                                     $    26,784
                                                                                          ===========

A Elimination of ISG's historical extraordinary gain on extinguishment of debt. B Elimination of ISG's historical non-deductible goodwill amortization, due to the implementation requirements of SFAS 142.
C Amortization of increase in recorded value of ISG's identifiable intangible assets.
D Elimination of ISG's interest on long-term debt retired by Headwaters at acquisition date.
E Adjustment to record interest on new long-term debt issuance by Headwaters.
F Income tax effect, calculated using a combined effective federal and state income tax rate of approximately 40%.

Reconciliation of Net Income to EBITDA for the trailing 12 months ended September 30, 2003:

EBITDA for the trailing 12 months ended September 30, 2003 of $88,750 is derived as follows: net income of $36,631, plus interest expense of $15,687, income taxes of $23,450, and depreciation and amortization of $12,982.

HEADWATERS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(thousands of dollars)

                                                                                                 September 30,
                                                                                         ----------------------------
                                                                                             2002            2003
                                                                                         ------------    ------------
Assets:
Current assets:
     Cash and short-term investments                                                     $     13,191    $     21,653
     Trade receivables, net                                                                    50,331          52,399
     Inventories                                                                                8,442           7,827
     Other                                                                                      5,969           6,005
                                                                                         ------------    ------------
Total current assets                                                                           77,933          87,884

Property, plant and equipment, net                                                             50,549          52,743
Intangible assets, net                                                                        118,918         112,414
Goodwill                                                                                      113,367         112,131
Debt issue costs and other assets                                                              12,090           8,103
                                                                                         ------------    ------------
Total assets                                                                             $    372,857    $    373,275
                                                                                         ============    ============

Liabilities and Stockholders' Equity:
Current liabilities:
     Accounts payable                                                                    $     17,215    $     17,177
     Accrued liabilities                                                                       30,117          29,056
     Current portion of long-term debt                                                         15,578          27,475
                                                                                         ------------    ------------
Total current liabilities                                                                      62,910          73,708

     Long-term debt                                                                           154,552         104,044
     Deferred income taxes                                                                     51,357          50,663
     Other long-term liabilities                                                                5,442           4,703
                                                                                         ------------    ------------
Total liabilities                                                                             274,261         233,118
                                                                                         ------------    ------------

Stockholders' equity:
     Common stock - par value                                                                      27              28
     Capital in excess of par value                                                           126,265         130,936
     Retained earnings (accumulated deficit)                                                  (24,418)         12,213
     Other, primarily treasury stock                                                           (3,278)         (3,020)
                                                                                         ------------    ------------
Total stockholders' equity                                                                     98,596         140,157
                                                                                         ------------    ------------
Total liabilities and stockholders' equity                                               $    372,857    $    373,275
                                                                                         ============    ============


The current ratio as of September 30, 2002 of 1.24 is derived by dividing total current assets of $77,933 by total current liabilities of $62,910. The current ratio as of September 30, 2003 of 1.19 is derived by dividing total current assets of $87,884 by total current liabilities of $73,708.

Outstanding long-term debt before unamortized debt discount is calculated as follows:
     Current portion of long-term debt as shown above                                    $     15,578    $     27,475
     Long-term debt as shown above                                                            154,552         104,044
     Unamortized debt discount                                                                  5,019           3,404
                                                                                         ------------    ------------
     Total long-term debt, before unamortized debt discount                              $    175,149    $    134,923
                                                                                         ============    ============